SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14c of the Securities Exchange Act of 1934

Check for appropriate box:
☐    Preliminary Information Statement
☐ Confidential, for Use of Commission Only (as permitted by Rule 14c-5(d)(2))
☒    Definitive Information Statement

Boomerang Systems, Inc.

(Name of Registrant As Specified In Charter)

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1)           Title of each class of securities to which transaction applies:

Common Stock, par value $0.001 per share

2)           Aggregate number of securities to which transaction applies:

142,686,689 shares of Common Stock

3)           Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:  N/A

4)           Proposed maximum aggregate value of transaction:  N/A

5)           Total Fee paid:  N/A

☐           Fee paid previously with preliminary materials.

☐              Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)              Amount Previously Paid:

2)              Form, Schedule or Registration Statement No.:

3)              Filing Party:

4)              Date Filed:

Boomerang Systems, Inc.
355 Madison Avenue
Morristown, NJ  07960

INFORMATION STATEMENT

Pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and Regulation 14C and Schedule 14C Thereunder

We are not asking you for a Proxy and you are requested not to send us a Proxy

INTRODUCTION

This notice and information statement (the “Information Statement”) was mailed on or about February 9, 2011 to our stockholders of record as of January 19, 2011 pursuant to Section 14C of the Exchange Act of 1934, as amended, to inform our stockholders that the holders of a majority of our outstanding shares of common stock executed a written consent dated January 19, 2011 (the “Consent”) authorizing, but not requiring, our Board of Directors to amend our Certificate of Incorporation (the “Amendment”) to effect a reverse split of the our common stock at a ratio of not less than one-for-ten nor more than one-for-thirty shares (the “Reverse Split”) at any time prior to January 1, 2012, at the sole discretion of the Board. Our Board currently believes it will effect a reverse split of our common stock at a ratio of one-for-twenty shares, although it has the authority to effect the Reverse Split anywhere within the range, or not at all.  Regardless of whether the Reverse Split is effected, the par value of our common stock will remain $0.001 per share and the number of shares of common stock authorized to be issued will remain at 400,000,000.

This notice and the information statement attached hereto shall be considered the notice required under Section 228(e) of the Delaware General Corporation Law (the “DGCL”). The action approved cannot be taken until at least 20 days from the date of mailing this Information Statement.

Our Board of Directors has unanimously approved resolutions granting it the authority, but not the obligation, to effect the Reverse Split and holders of a majority of our issued and outstanding shares of Common Stock have signed the Consent.  Accordingly, your approval is not required and is not being sought.

As of January 19, 2011, we had 142,686,689 shares of Common Stock issued and outstanding.  Each share of Common Stock was entitled to one vote by written consent.

Please read this notice carefully.  It describes, among other things, certain information concerning the Reverse Split.  The Form of Amendment is attached to this Information Statement as Exhibit A.

Our principal executive office is located at 355 Madison Avenue, Morristown, New Jersey 07960.

Important Notice Regarding the Availability of Information Statement for Corporate
Action By Written Consent to be Taken no Earlier
Than on February 28, 2010

The Information Statement is available at
www.boomerangsystems.com/InvestorsInfo/14C/.

This is Not a Notice of a Meeting of Stockholders and No Stockholders’ Meeting Will Be Held to Consider Any Matter Described Herein

Boomerang Systems, Inc.
355 Madison Avenue
Morristown, New Jersey 07960

Information Statement
Pursuant to Section 14 of the Securities Exchange Act of 1934
And Regulation 14C and Schedule 14C Thereunder

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the following action was taken pursuant to the Consent to authorize, but not require, our Board of Directors to amend our Certificate of Incorporation to effect a reverse split of our common stock at a ratio of not less than one-for-ten nor more than one-for-thirty shares (the “Reverse Split”) at any time prior to January 1, 2012, at the sole discretion of the Board. Our Board currently believes it will effect a reverse split of our common stock at a ratio of one-for-twenty shares, although it has the authority to effect the Reverse Split anywhere within the range, or not at all.  Regardless of whether the Reverse Split is effected, the par value of our common stock will remain $0.001 per share and the number of shares of common stock authorized to be issued will remain at 400,000,000.

Stockholders of record as of January 19, 2011, the date the holders of a majority of our issued and outstanding shares of Common Stock sufficient to approve the Reverse Split signed the Consent, are entitled to notice of the foregoing.

We have asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

This Information Statement will serve as written notice to stockholders pursuant to Section 228(e) of the DGCL.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

By order of the Board of Directors

/s/ Christopher Mulvihill
President

February 9, 2011

ACTION APPROVED

APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE
STOCK SPLIT

Our Board of Directors has adopted a resolution authorizing, but not requiring, it to amend our Certificate of Incorporation to effect a reverse split (the “Reverse Split”) of our common stock at a ratio of not less than one-for-ten nor more than one-for-thirty shares at any time prior to January 1, 2012, at the sole discretion of the Board. Stockholders holding a majority of the outstanding shares of our common stock have also approved the Reverse Split by written consent.  Our Board currently believes the reverse split of our common stock will be at a ratio of one-for-twenty shares, but it has the authority to effect a reverse split anywhere within the range, or not at all. Regardless of whether the Reverse Split is effected, the par value of our common stock will remain $0.001 per share and the number of shares of common stock authorized to be issued will remain at 400,000,000.

Our Board believes that the Reverse Split is in our best interests, principally because it may increase the bid price of our common stock.  We are interested in applying for listing on the NASDAQ Capital Market, which has, among other requirements, a minimum bid price requirement of $4.00 per share.  The current bid price of our common stock on the OTCQB Pink Sheets, was $0.59 on January 19, 2011. Our Board believes that conducting the Reverse Split may increase our ability to meet the NASDAQ Capital Market initial listing standards.  Our Board also believes that we need to seek additional financing to fund our business plan and that the Reverse Split is a necessary prerequisite to conducting financings.

Our Board also believes that the current price of our common stock impairs an efficient market in our common stock.  This is due to several factors that impact lower priced stocks, including (1) a reluctance among certain institutions to invest in low priced securities, (2) internal restrictions imposed by many securities firms on the solicitation of orders for low priced stocks by stockbrokers, (3) the ineligibility of our common stock for margin loans due to its low share price, (4) a reluctance among analysts to write research reports on low priced stocks due to the preceding factors, and (5) high transaction costs relative to share price due to the prevailing rule that commissions charged on the purchase and sale of stock, as a percentage of share price, are higher on lower priced stocks.

Although we believe the Reverse Split is necessary to enable us to meet the listing requirements to trade on the NASDAQ Capital Market and to conduct financings, and those are the principal reasons for effecting the Reverse Split at this time, there can be no assurance that if we effect the Reverse Split we will get our shares listed on the NASDAQ Capital Market or successfully complete a financing.

Our Board of Directors believes that even if our shares are not listed on the NASDAQ Capital Market or we are unable to conduct successful financings, the Reverse Split will have the effect of increasing the market price per share of our common stock and, while the Board believes that the Reverse Split will not immediately alleviate all the above factors, it does believe that such increase may, over time, alleviate some or all of the factors noted above and lead to a more efficient market in our common stock.  In addition, an increase in the per share price of our common stock may also generate greater investor interest in our common stock, thereby possibly enhancing the marketability of our common stock to the financial community.

The immediate effect of the Reverse Split, if effected, would be to reduce the number of issued and outstanding shares of our common stock from approximately 142,686,689 to between approximately 14,268,669 (based on a one-for-ten ratio) and 4,756,223 (based on a one-for-thirty ratio).  If, as currently contemplated, the Reverse Split is effected on a ratio of one-for-twenty, the number of issued and outstanding shares of our common stock would be reduced to approximately 7,134,335.  In addition to our outstanding shares of common stock, we have 79,600,955 shares reserved for issuance upon exercise of outstanding options and warrants and convertible securities.  Upon completion of the Reverse Split, this number of shares reserved for issuance would be reduced to between 7,960,096 (based on a one-for-ten ratio) and 2,653,365 (based on a one-for-thirty ratio).  If, as currently contemplated, the Reverse Split is effected on a ratio of one-for-twenty, the number of shares reserved for issuance would be reduced to 3,980,048. The par value of our common stock will remain $0.001 per share and the number of shares of common stock authorized to be issued will remain at 400,000,000. The Reverse Split will not reduce or affect our authorized preferred shares.

The following table sets forth the effects of the Reverse Split on our outstanding and authorized capital assuming the split is effected on a one-for-ten, one-for-twenty and one-for-thirty basis:

	Outstanding Common Stock	Outstanding Preferred Stock	Authorized Common Stock	Authorized Preferred Stock	Authorized Capital Stock	Common Stock Authorized but Unissued and Available for Future Issuance
Current as of January 19, 2011	142,686,689	0	400,000,000	1,000,000	401,000,000	257,313,311	(1)
One-for-10	14,268,669	0	400,000,000	1,000,000	401,000,000	385,731.331	(2)
One-for-20	7,134,335	0	400,000,000	1,000,000	401,000,000	392,865,665	(3)
One-for-30	4,756,223	0	400,000,000	1,000,000	401,000,000	395,243,777	(4)

(1)	Includes 79,600,955 shares currently reserved for issuance upon exercise of options or warrants or conversion of notes, respectively.

(2)	Includes 7,960,096 shares currently reserved for issuance upon exercise of options or warrants or conversion of notes, respectively.

(3)	Includes 3,980,048 shares currently reserved for issuance upon exercise of options or warrants or conversion of notes, respectively.

(4)	Includes 2,653,365 shares currently reserved for issuance upon exercise of options or warrants or conversion of notes, respectively.

In addition, based on the Reverse Split ratio selected by the Board of Directors: (i) proportionate adjustments will be made to the per-share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants entitling the holders to purchase shares of our common stock, which will result in approximately the same aggregate price being required to be paid for such options and warrants upon exercise immediately as would have been required immediately preceding the Reverse Split, and (ii) the number of shares that may be issued upon the exercise of conversion rights by holders of securities convertible into our common stock will be reduced proportionately based on the Reverse Split ratio selected by the Board of Directors.

The Reverse Split will affect all of the holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest or proportionate voting power, except for insignificant changes that will result from the rounding up of fractional shares as discussed below.  Our outstanding options and warrants contain provisions that are intended to protect the holders against dilution of the holders’ percentage interest in our company and that also effect a reduction in the exercise price of the option in the event our shares are issued at less than the option exercise price.

The current number of holders of record of our common stock is approximately 269.  Following the Reverse Split, the number of our stockholders of record will remain approximately 269, as any of our stockholders with less than one share will be rounded up in the exchange to one share.

Although the Reverse Split may increase the per share market price of our common stock, an increase in price can neither be assured nor calculated with certainty.  The per share market price of our common stock may not rise in proportion to the reduction in the number of shares outstanding as a result of the Reverse Split and such per share market price may be less than the proportionate increase in the number of shares outstanding as a result of the Reverse Split.  There can be no assurance that the Reverse Split will lead to a sustained increase in the per share market price of our common stock or that the factors discussed above that we believe impair an efficient market in our common stock will be alleviated.  Stockholders should also be aware that the Reverse Split may result in a decrease in the trading volume of the common stock due to the decrease in the number of outstanding shares.  The per share market price of our common stock may also change as a result of other unrelated factors, including our business activities performance and other factors related to our business as well as general market conditions.

No Fractional Shares

No fractional shares will be issued.  Stockholders who would otherwise be entitled to a fractional share as a result of the Reverse Split will receive one whole share of our common stock in lieu of the fractional share.  No stockholders will receive cash in lieu of fractional shares.

Authorized Shares

The Reverse Split would affect all issued and outstanding shares of our common stock and outstanding rights to acquire our common stock. Upon the effectiveness of the Reverse Split, the number of authorized shares of our common stock that are not issued or outstanding would increase due to the reduction in the number of shares of our common stock issued and outstanding based on the Reverse Split ratio selected by the Board of Directors. As of January 19, 2011, we had 400,000,000 shares of authorized common stock and 142,686,689 shares of common stock issued and outstanding. We will continue to have 1,000,000 authorized shares of preferred stock, all of which are unissued at this time.  Authorized but unissued shares will be available for issuance, and we may issue such shares in the future.  If we issue additional shares, the ownership interest of holders of our common stock will be diluted.

Procedure for Effecting the Reverse Split

If the Board of Directors decides to implement the Reverse Split at any time prior to January 1, 2012, we will promptly file a Certificate of Amendment with the Secretary of State of the State of Delaware to amend our existing Certificate of Incorporation. The Reverse Split will become effective on the date of filing the Certificate of Amendment, which is referred to as the "effective date." Beginning on the effective date, each certificate representing pre-Reverse Split shares will be deemed for all corporate purposes to evidence ownership of post-Reverse Split shares. The text of the Certificate of Amendment is set forth in Exhibit A to this information statement. The Certificate of Amendment has received the unanimous approval of our Board of Directors and has also been approved by stockholders holding a majority of our outstanding shares of common stock.  The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board of Directors deems necessary and advisable to effect the Reverse Split, including the applicable ratio for the Reverse Split.

The Reverse Split will take place on the effective date without any action on the part of the holders of our common stock and without regard to current certificates representing shares of our common stock being physically surrendered for certificates representing the number of shares of Common Stock each stockholder is entitled to receive as a result of the Reverse Split.  New certificates for shares of our common stock will not be issued at this time.  Stockholders who hold shares in certificated form should not do anything with their certificates at this time.

Effect on Registered and Beneficial Stockholders

Upon a Reverse Split, we intend to treat stockholders holding our common stock in "street name", through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Split for their beneficial holders holding our common stock in “street name.”  However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the Reverse Split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Potential Anti-Takeover Effect

The Reverse Split could adversely affect the ability of third parties to takeover or change the control of the our company by, for example, permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board or contemplating a tender offer or other transaction for the combination of our company with another company. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, the Reverse Split is not in response to any effort of which we are aware to accumulate shares of our common stock or obtain control of our company, nor is it part of a plan by management to recommend a series of similar amendments to the our Board and stockholders.

No Appraisal Rights

Under Delaware General Corporation Law, stockholders are not entitled to appraisal rights with respect to the Reverse Split, and we will not independently provide stockholders with any such right.

Accounting Matters

The Reverse Split will not affect the par value of our common stock.  As a result, as of the effective time of the Reverse Split, the stated capital attributable to our common stock on our balance sheet will be reduced proportionately based on the Reverse Split ratio selected by the Board of Directors, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of our common stock will be restated because there will be fewer shares of our common stock outstanding.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material United States federal income tax consequences of the Reverse Split, does not purport to be a complete discussion of all of the possible federal income tax consequences of the Reverse Split and is included for general information only.  Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-Reverse Split shares were, and the post-Reverse Split shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder's own tax advisor with respect to the tax consequences of the Reverse Split. As used herein, the term United States holder means a stockholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any State of the United States or the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

No gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-Reverse Split shares for post-Reverse Split shares pursuant to the Reverse Split. The aggregate tax basis of the post-Reverse Split shares received in the Reverse Split will be the same as the stockholder’s aggregate tax basis in the pre-Reverse Split shares exchanged therefor. The stockholder's holding period for the post-Reverse Split shares will include the period during which the stockholder held the pre-Reverse Split shares surrendered in the Reverse Split.

Our view regarding the tax consequences of the Reverse Split is not binding on the Internal Revenue Service or the courts. ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE SPLIT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of January 19, 2011, information with respect to each person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who is known to us to be the beneficial owner of more than five percent of our common stock as well as the number of shares of common stock beneficially owned by all of our Directors, each of our executive officers and all our Directors and executive officers as a group. The percentages have been calculated on the basis of treating as outstanding for a particular holder, all shares of our common stock outstanding on said date and all shares issuable to such holder in the event of exercise of outstanding options owned by such holder at said date. As of January 19, 2011, we had 142,686,689 shares of common stock outstanding.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Number of Shares Beneficially Owned Post-Reverse Split Based on a 1 for 20 Ratio	Percentage of Common Stock Outstanding
Stanley J. Checketts	15,181,344	(3)	759,068	10.2%
Mark R. Patterson	24,000,000	(4)	1,200,000	14.9%
Christopher Mulvihill	10,899,999	(5)	545,000	7.4%
Joseph R. Bellantoni	753,333	(6)	37,667	*
Ryan Burleson	1,000,000	(7)	50,000	*
Maureen Cowell	550,667	(8)	27,533	*
Paul J. Donahue	31,667	(9)	1,583	*
Steven Rockefeller, Jr.	1,200,000	(10)	60,000	*
Kevin Cassidy	—		—	*
Anthony P. Miele, III	1,870,525	(11)	93,527	1.3%
All Directors and Executive Officers as a Group (10 persons)	55,487,535		2,774,377	36.2%
Other 5% Stockholders
Gail Mulvihill	25,659,135	(12)	1,282,957	17.7%
Burton I. Koffman	23,185,920	(13)	1,069,295	14.4%
Venturetek, LP	16,351,746	(14)	817,680	11.1%
Albert Behler	8,400,000	(15)	420,000	5.7%
____________________________
* Less than 1%

(1)
This tabular information is intended to conform with Rule 13d-3 promulgated under the Securities Exchange Act of 1934 relating to the determination of beneficial ownership of securities.  Unless otherwise indicated, the tabular information gives effect to the exercise of warrants or options exercisable within 60 days of the date of this table owned in each case by the person or group whose percentage ownership is set forth opposite the respective percentage and is based on the assumption that no other person or group exercise their option. Share information in parenthesis in the notes below are the adjusted number taking into account a one-for-twenty Reverse Split ratio.

(2)	Unless otherwise indicated, the address for each of the above is c/o Boomerang Systems, Inc., 355 Madison Avenue, Morristown, New Jersey 07960.

(3)
Includes 5,000,000 (250,000) shares issuable on exercise of options issued to Stan Checketts, and 8,424,005 (421,201) shares held by Stan Checketts Properties, L.C., an entity owned by Mr. Checketts, and 1,757,339 (87,867) shares issuable on exercise of warrants.

(4)
Includes 5,800,000 (290,000) shares owned by Mr. Patterson and 18,200,000 (910,000) shares issuable on exercise of warrants.  This amount does not include warrants to purchase 12,000,000 (600,000) shares that have not vested and are therefore not exercisable within 60 days of January 19, 2011.

(5)
Includes 6,500,000 (325,000) shares owned directly by Mr. Mulvihill and 400,000 (20,000) shares owned by Great Delaware & American, Inc. over which Mr. Mulvihill exercises sole voting and investment control.  Also includes 4,000,000 (200,000) shares issuable on exercise of options exercisable within 60 days of January 19, 2011.

(6)
Includes 3,333 (167) shares held by Mr. Bellantoni’s father as to which Mr. Bellantoni disclaims beneficial ownership.  Also includes 750,000 (37,500) shares issuable on exercise of options exercisable within 60 days of January 19, 2011.

(7)	This includes 1,000,000 (50,000) shares issuable on exercise of options exercisable within 60 days of January 19, 2011.

(8)	This includes 550,667 (27,534) shares issuable on exercise of options exercisable within 60 days of January 19, 2011.

(9)	Includes 6,667 (334) shares owned directly by Mr. Donahue and 25,000 (1,250) shares issuable on exercise of an option exercisable within 60 days of January 19, 2011.

(10)	This includes 1,200,000 (60,000) shares issuable on exercise of options exercisable within 60 days of January 19, 2011.

(11)
Includes 1,475,000 (73,750) shares owned directly by Mr. Miele and 395,525 (19,777) shares issuable upon exercise of warrants he received from the August 2008 Post-Maturity warrants exercisable within 60 days of January 19, 2011.

(12)
Includes 15,200,694 (760,035) shares owned directly by Gail Mulvihill and 308,000 (15,400) shares issuable upon exercise of warrants, 2,484,000 (124,200) shares owned by Sail Energy, LLC, 5,777,752 (288,888) shares owned by Lake Isle Corp., and 1,888,689 (94,435) shares issuable upon exercise of warrants exercisable within 60 days of January 19, 2011, over all of which Mrs. Mulvihill exercises voting and investment control and may be deemed the beneficial owner.

(13)
This information is based in part on a Schedule 13G filed with the Securities and Exchange Commission on October 1, 2009.  Includes 116,051 (5,803) shares owned directly by Mr. Koffman and 50,000 (2,500) shares issuable upon exercise, 91,825 (4,592) shares owned by Public Loan Company, 83,333 (4,167) shares owned by The K-6 Family Limited Partnership, 400,000 (20,000) shares owned by 300 Plaza Drive Associates, 500,000 (25,000) shares owned by New Valu, Inc., 2,750,000 (137,500) shares owned by IA545 Madison Assoc and 100,000 (5,000) shares issuable upon exercise of warrants, 12,706,764 (565,337) shares owned by HSK Funding Inc., and 5,987,947 (299,398) shares issuable upon exercise of warrants exercisable within 60 days of January 19, 2011, over all of which Mr. Koffman exercises voting and investment control securities held by these entities.

(14)
David Selengut is the natural person who exercises voting and investment control over the shares held by Venturetek, LP.  Includes 12,076,075 (603,804) shares owned directly by Venturetek, LP., and 4,275,671 (213,784) shares issuable upon exercise of warrants exercisable within 60 days of January 19, 2011.

(15)	Includes 4,200,000 (210,000) shares owned directly by Mr. Behler, and 4,200,000 (210,000) shares issuable upon exercise of warrants exercisable within 60 days of January 19, 2011.

WHERE YOU CAN FIND MORE INFORMATION

Additional information about us is contained in our periodic and current reports filed with the U.S. Securities and Exchange Commission (the “Commission”).  These reports, their accompanying exhibits and other documents filed with the Commission, may be inspected without charge at the Public Reference Section of the Commission at 100 F Street, NE, Washington, DC 20549.   Copies of such material may also be obtained from the Commission at prescribed rates.  The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding public companies that file reports with the Commission.  Copies of these reports may be obtained from the Commission’s EDGAR archives at http://www.sec.gov/index.htm .

By Order of the Board of Directors:

/s/	Christopher Mulvihill
President
February 9, 2011

EXHIBIT A
PROPOSED AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION
OF BOOMERANG SYSTEMS, INC.

Adopted in accordance with the provisions of Section 242
of the General Corporation Law of the State of Delaware

The undersigned, being a duly authorized officer of Boomerang Systems, Inc.  (the "Corporation"), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

FIRST:                   That the Restated Certificate of Incorporation of the Corporation has been amended as follows by adding the following to Article FOURTH immediately after the first paragraph of Article FOURTH:

"The presently issued and outstanding shares of Common Stock, exclusive of treasury stock, shall be combined in the ratio of one (1) share of Common Stock for each __________ (__) shares of Common Stock currently issued and outstanding. Such combination shall not change the number of shares of capital stock which the Corporation shall have authority to issue nor shall it affect the rights or preferences of the holders of the shares of Common Stock now issued and outstanding."

SECOND:              That such amendment has been duly adopted by the affirmative vote of the holders of a majority of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of the General Corporation Law of the State of Delaware.

Dated:  ___________, 2011

BOOMERANG SYSTEMS, INC.

By:
Name:
Title: